                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                                   SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant |_|

Filed by a Party other than the Registrant |X|

Check the appropriate box:

|_|  Preliminary Proxy Statement           |_|  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|X|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to
     Section 240.14a-12


                           EUROPA CRUISES CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 JAMES C. ILLIUS
                                PAUL J. DEMATTIA
                                  JOHN R. DUBER
                                 ROGER A. SMITH
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

|X| No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

|_| Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount Previously Paid:
(2)Form, Schedule or Registration Statement No.:
(3)Filing Party:
(4)Date Filed:

* Copies of this letter were released to security holders on or about May 24, 2002.

                 THE COMMITTEE OF CONCERNED EUROPA STOCKHOLDERS

  PAUL J. DEMATTIA         JOHN R. DUBER         JAMES C. ILLIUS        ROGER A. SMITH
  4002 Pine Forest     20018 Westover Avenue   3791 Francis Drive      5837 Sylvan Green
        Drive          Rocky River, OH 44116  Rocky River, OH 44116   Sylvania, OH 43560
   Parma, OH 44134        (440) 331-0194         (440) 331-1259

                          www.proxymaterial.com/kruz/

--------------------------------------------------------------------------------

                                    SUMMARY

- WE ARE LISTENING. The Committee will not seek reimbursement for its solicitation expenses until after the casino opens.

- WE ARE ANNOUNCING. We will present a master plan for the Diamondhead Property within three months of the election of the Committee's Nominee, Jim Rafferty. The annual meeting will be called immediately.

- OUR OPPONENTS' LIES AND DIRTY TRICKS MUST STOP. The Committee and the stockholders are tired of the lies and dirty tricks of Vitale and Harrison. They must stop.
--------------------------------------------------------------------------------

                                                                    May 24, 2002

Dear Fellow Stockholder:

    On May 1, 2002, the Committee of Concerned Europa Stockholders began its campaign to change the Board of Europa Cruises--we are asking the stockholders to remove Deborah Vitale and replace her with seasoned gaming professional Jim Rafferty. The Committee believes that Jim Rafferty has the experience, leadership and vision to lead our company to the successful opening of a casino within the next two years.

    Since the Committee and Jim Rafferty first met with stockholders and community members on May 1, 2002 in Diamondhead, Mississippi, we have received tremendous positive feedback concerning our proposal to change the leadership of the company and our push to develop the Diamondhead property. Some stockholders we met with have also asked good questions that we address here:

    - CERTAIN STOCKHOLDERS HAVE REQUESTED THAT WE NOT USE THE PRECIOUS CASH RESERVES OF THE COMPANY TO PAY FOR THE SOLICITATION EFFORT. We agree, and will not seek reimbursement for our solicitation activities until after we have opened and are operating the casino.

    - STOCKHOLDERS ASKED IF WE WILL BE TAKING BIG SALARIES IF WE GET CONTROL OF THE COMPANY. That was never our intent. To further address the concerns on this issue, the Committee has proposed and Jim Rafferty has agreed to accept a salary lower than that of the current management until a casino is operating on the Diamondhead property. Currently, Vitale is receiving a salary of $125,000. If elected an officer by the Board, Jim Rafferty will agree to a salary of $90,000.

    - STOCKHOLDERS WANT TO KNOW WHEN THE CASINO WILL OPEN. The Committee agrees with Jim Rafferty that the stockholders deserve a specific time schedule. If elected, the new management team will immediately begin outlining a specific time schedule for the development and opening of the casino at the annual meeting and will update the schedule in all quarterly and annual reports.

    - STOCKHOLDERS WANT TO SEE A MASTER PLAN IN WRITING. Rafferty will present a master plan for the property within three months of his appointment to the Europa Board.

                          MORE ABOUT THE MASTER PLAN:
                     A DELUXE CASINO ENTERTAINMENT COMPLEX

    As we meet with stockholders, we are discussing the type of casino we plan to build. We envision a deluxe casino entertainment complex. OUR VISION IS A $300 MILLION PROJECT BUILT IN TWO PHASES.

    PHASE ONE will include a $125 million core casino development owned and operated by Europa, which will include:

    - A 40,000 square foot casino with 1,200 slot machines and 40 table games

    - A 400 room hotel with many amenities

    - A convenient and well-lit parking structure with both valet and self-parking, plus an R.V. Park

    - 2 restaurants including a 300 seat buffet and a coffee shop

    - A fabulous entertainment venue featuring free shows and amenities

    The new management team will simultaneously reach out to form strategic alliances with other customer generating businesses that conform to our master plan for the express purpose of bringing in outside capital to the project. Our strategy is to offer attractive land leases to developers who can bring another $75 million in development to the site. These compatible projects would include 2 different hotel projects at 300 rooms apiece, a nationally recognized restaurant, and a retail and highway service center.

    PHASE TWO of the project would add significantly to the size and scope of the development and would be funded in the future. Additional hotel rooms and casino space would be the objective of this $100 million Phase Two project.

                      THE LIES AND DIRTY TRICKS MUST STOP

    The Committee of Concerned Europa Stockholders believes that our opponents have fought with lies and dirty tricks. For example, many stockholders have reported the following to us, as coming from Vitale and Harrison:

1. EMPTY PROMISE: There are "deals" in the making [TRUTH: THE BOARD MEMBERS ON THE COMMITTEE HAVE SEEN NO SUCH "DEALS" AND VITALE NOW DENIES IN WRITING THAT HARRISON HAS MADE THESE CLAIMS TO STOCKHOLDERS];

2. EMPTY PROMISES: The stock price will greatly increase soon under Vitale; different reports of $2.00, $4.00, $5.00, even $10.00/share [TRUTH: THESE MAY BE SERIOUS VIOLATIONS OF SEC RULES AND AGAIN, VITALE NOW DENIES IN WRITING THAT HARRISON HAS MADE THESE CLAIMS TO STOCKHOLDERS]; AND

3.  THREAT:  If she loses, Vitale will "sue the company" to destroy it.

    We will not stoop to this level. We will stay positive and focused on our objective of winning the current solicitation effort and building a profitable casino for the Europa stockholders.

                             UPDATE ON THE CONTEST

    The Committee's solicitation has been going very well and continues to gain momentum. Committee members and Jim Rafferty have been working tirelessly to "get out the vote." We have held numerous meetings with fellow stockholders throughout the country to discuss our vision for the Diamondhead property and why we are the right choice for Europa's leadership. This important dialogue has focused on the future of Europa and the best way to increase stockholder value. Our activities have caught the eye of the media, including casino industry publications and local media outlets in the Gulf Coast Area. But there is more work to be done and we need the support of EVERY stockholder, no matter how large or small. This contest is still open...we encourage you to vote the enclosed WHITE consent card today!

                               ******************

           A RE-CAP FROM THE COMMITTEE'S FIRST LETTER TO STOCKHOLDERS

                              WHO IS JIM RAFFERTY?

    Jim Rafferty has 24 years of experience in the gaming industry. Among his many accomplishments, Rafferty served as the Senior Vice President of Corporate Marketing at Harveys Casino Resorts. Harveys, a dynamic company from the environmentally-sensitive Lake Tahoe, Nevada area, also developed a group of well-designed and profitable casino properties that included Harveys Central City, Colorado, the Hard Rock Casino Hotel in Las Vegas, Nevada and Harveys Council Bluffs, Iowa. In addition to his responsibilities in marketing, advertising, entertainment and customer relationship management, Rafferty was also responsible for strategic planning and executive recruitment at Harveys for most of his 13 year tenure.

    A seasoned professional in the prime of his career, Rafferty is well recognized as a leader in this industry and currently leads or serves on several boards that are working to further elevate the status of the casino entertainment industry.

                          VITALE IS WASTING YOUR MONEY

- In what we consider a truly desperate move, Vitale is using Europa's scant capital to protect HER job and HER stock options in an endless series of ploys and corporate expenditures designed to intimidate the Committee and muzzle criticism of her lack of experience or leadership.

- Vitale has been rewarded for her lackluster performance with over 2 million stock options. When 800,000 of these options, at a strike price of $0.75 per share, expired, she demanded a regrant of an additional 800,000 options at a strike price of $0.50 per share. The fact remains that Vitale only purchased 100,000 shares of the company's stock, and received an additional 46,410 shares through the Company's employee stock plan.

- The persons behind the Frank E. Williams, Jr. consent solicitation own ONLY 3.1% of Europa's eligible voting stock, which figure does not include the employee stock plan or any of the participants' issued but unexercised stock options.

    Europa Cruises, under the leadership of Deborah Vitale, has not and will not, the Committee believes, bring any new deals to the table. Don't believe reports of any deals. If it has not happened in the last nine years, it will not happen now. Announcements of this sort are strictly done to disrupt this election.

    We need your vote now. We want to build a fabulous deluxe casino entertainment project and we want to add value for all Europa stockholders.

              SIGN, DATE, AND RETURN YOUR WHITE CONSENT CARD TODAY

                 DO NOT VOTE THE GOLD CONSENT CARD--DISCARD IT

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                         IMPORTANT--VOTING INSTRUCTIONS

- The Committee urges you to DISCARD any GOLD consent card Mr. Frank E. Williams, Jr. sends to you. To vote FOR all of the Committee's proposals, you MUST execute a WHITE consent card.

- If you already voted a GOLD consent card, but wish to support the Committee, CHECK THE BOX INDICATING YOUR INTENT TO REVOKE your prior consent under PROPOSAL NUMBER THREE on our WHITE consent card and sign, date, and return the enclosed WHITE consent card in the postage-paid envelope provided as soon as possible.

- PLEASE SIGN, DATE, AND RETURN THE ENCLOSED WHITE CONSENT CARD TODAY IN THE ENVELOPE PROVIDED.

- If your shares are held in the name of a bank, broker, or other nominee, please sign, date and mail the enclosed WHITE consent card or contact the party responsible for your account and direct them to vote your shares for the Committee's proposals on the WHITE consent card as soon as possible. Your bank, broker, or other nominee can vote your shares only upon receipt of your specific instructions.

IF YOU HAVE QUESTIONS, OR REQUIRE ANY ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL THE COMPANY ASSISTING US IN COMMUNICATING WITH STOCKHOLDERS:

                          [GEORGESON SHAREHOLDER LOGO]

                           TOLL FREE: 1-866-318-0501

--------------------------------------------------------------------------------

Thank you for your support. Please return the WHITE consent card today to ensure that it is received in time to be counted.

                               Very truly yours,

                 THE COMMITTEE OF CONCERNED EUROPA STOCKHOLDERS

    Paul DeMattia          John R. Duber         James C. Illius        Roger A. Smith

FORWARD-LOOKING STATEMENTS. THE INFORMATION CONTAINED HEREIN INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE INDICATED BY WORDS OR PHRASES SUCH AS "ANTICIPATES," "ESTIMATES," "PROJECTS," "BELIEVES," "INTENDS," "EXPECTS," AND SIMILAR WORDS OR PHRASES. SUCH STATEMENTS AND ESTIMATES, BY THEIR NATURE, INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. ACTUAL MEASUREMENTS AND FUTURE DEVELOPMENTS MAY AND SHOULD BE EXPECTED TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY ESTIMATES AND FORWARD-LOOKING STATEMENTS.